UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 3, 2019  (April 1, 2019)

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2300 N. Field Street, Suite 1900, Dallas, Texas 75201

(Address of principal executive offices)

(Zip Code)

(214) 740-5600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

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Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2019,  the Company announced the appointment of John F. Moreno, Jr., 50, to the position of Chief Operating Officer. Mr. Moreno will take over the role from Thomas E. McCormick, who has been promoted to President of the Company. David L. King will continue in the position of Chief Executive Officer.

Mr. Moreno has over twenty-five years’ experience in the engineering and construction industry and has extensive experience in energy-related markets. Since October 2010, he has served as President of PCL Industrial Construction Co. (“PCL”), a private, heavy industrial construction firm. Prior to that, he held a variety of positions with PCL since 2000, including Operations Manager and General Manager. Mr. Moreno has a Bachelor of Science degree in Mechanical Engineering from Georgia Institute of Technology and an M.B.A. from the Wharton School at the University of Pennsylvania.

On April 1, 2019, the Company entered into a formal five-year employment agreement with Mr. Moreno. The following is a summary of the terms of the agreement, which is filed as Exhibit 99.2 to this Form 8-K. The agreement provides for an initial annual base salary of $450,000, and a discretionary cash bonus opportunity of up to 100% of his base salary. He is eligible for the Company’s Long-Term Retention Plan which allows the purchase of Company common stock at a discount while deferring part of the annual bonus amount.

Mr. Moreno was granted 24,178 restricted stock units (“RSU”) with a value of $500,000 under the Company’s 2013 Long-term Incentive Equity Plan. Each RSU represents the right to receive one share of the Company’s common stock when vested. The RSU grant will vest 100% on April 1, 2022, contingent on Mr. Moreno’s continuing employment on that date, and is subject to earlier acceleration, termination, cancellation, or forfeiture as provided in the underlying RSU agreement.

In the event of termination without cause, by death or disability, severance benefits will be paid, including a lump sum payment of 100% of his annual base salary, a pro rata portion of one year’s bonus and up to one year of the employee’s share of the premium for COBRA medical benefits. In the event of termination for cause, resignation, mutual agreement or nonrenewal, the Company will have no further obligations under the agreement.

The employment agreement also provides for other benefits and perquisites for Mr. Moreno.

No arrangement or understanding exists between Mr. Moreno and any other person pursuant to which Mr. Moreno was selected as an executive of the Company. There are no family relationships between Mr. Moreno and the executive officers or directors of the Company, and since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Moreno had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

On April 1, 2019, the Company issued a press release relating to the above matters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

99.1	Press release dated April 1, 2019

99.2	Employment Agreement dated April 1, 2019, by and among Primoris Services Corporation and John F. Moreno, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: April 3, 2019	By:	/s/ Kenneth M. Dodgen
Kenneth M. Dodgen
Executive Vice President, Chief Financial Officer